AMENDMENT TO AGREEMENT

THIS AMENDMENT TO AGREEMENT ("Amendment") is entered into this 25th day of April 2016, by and between Eco Science Solutions, Inc., ("ESSI"), a Nevada corporation, and Separation Degrees – One, Inc. ("SDOI"), a Nevada corporation.

WHEREAS, a Technology Licensing and Marketing Support Agreement was entered into between Separation Degrees – One, Inc. ("SDOI") and Eco Sciences Solutions, Inc. ("ESSI") commencing on December 15, 2015, and executed January 1, 2016.

WHEREAS, this Amendment is for the sole purpose of amending the following term set forth in the SDOI Technology Licensing and Marketing Support Agreement ("Agreement") under paragraph 2 entitled "compensation":

"SDOI will be issued Series A Preferred Stock initially equal to the current total authorized common shares outstanding of 650,000,000. Additionally, if ESSI were to increase it authorized shares outstanding, the Series A Preferred Stock issued to SDOI would be adjusted within 2 business days to equal the new amount of common stock authorized. ESSI is prohibited to create any new class of Preferred or Common Stock without written consent of SDOI."

WHEREAS, this Amendment changes the terms of the SDOI Agreement only so far as the following:

"ESSI will issue, or cause to be issued, 1,000 Series A Preferred Shares to SDOI in consideration of the SDOI Agreement, and at such time as SDOI requests the issuance. Additionally, S-8 shares shall be issued to SDOI to cover monthly service charges, until such time as mutually agreed by both ESSI and SDOI that SDOI shall be paid its monthly services charges in cash."

Series A Preferred Shares are defined as follows:

The holder of the shares of the Series A Voting Preferred Stock has the right to vote those shares of the Series A Voting Preferred Stock regarding any matter or action that is required to be submitted to the shareholders of the Company for approval. The vote of each share of the Series A Voting Preferred Stock is equal to and counted as 10 times the votes of all of the shares of the Company's (i) common stock, and (ii) other voting preferred stock issued and outstanding on the date of each and every vote or consent of the shareholders of the Company regarding each and every matter submitted to the shareholders of the Company for approval. The Series A Voting Preferred Stock will not be convertible into Common Stock.

All other terms and conditions of the SDOI Agreement shall remain the same.

Upon execution of this Amendment, the undersigned do hereby acknowledge that they have received, reviewed, understand, and agree to the terms of the Amendment.

SEPARATION DEGREES – ONE, INC.

April 25, 2016

Gannon Giguiere, President

Date

ECO SCIENCE SOLUTIONS, INC.

April 25, 2016

Jeffery Taylor, President

Date